China-Biotics, Inc. Announces the Results of the 2010
Annual Meeting of Stockholders

Shanghai, China, March 14, 2011  — China-Biotics, Inc. (Nasdaq:CHBT) ("China-Biotics" or "the Company"), a leading developer, manufacturer and distributor of probiotics products in China, today announced the results of its 2010 Annual Meeting of Shareholders (“AGM”)　held on Wednesday, March 9, 2011 for stockholders of record of January 25, 2011, at the Company’s Executive Offices at No. 26, Orient Global Headquarter, Lane 118 Yonghe Road, Zhabei District, Shanghai, P.R.China.

At the AGM, Mr. Song Jinan, the Chief Executive Officer and Chairman of the Board of China-Biotics, Dr. Chin Ji Wei, Dr. Du Wen Min and Mr. Simon Yick were elected by stockholders as directors of the Company until the 2011 Annual Meeting of Stockholders.

Stockholders ratified the appointment of BDO Limited as the Company’s independent auditors for the fiscal year ending March 31, 2011.

Also at the AGM, stockholders adopted the Company’s 2010 Equity Incentive Plan.

Stockholders approved by a non-binding vote the compensation of the Company’s named executive officers.

Lastly, a proposal to hold an advisory vote on executive compensation every two years was approved by the shareholders.

China-Biotics’ executives provided a brief report outlining the Company’s past achievements, growth strategy and business outlook. Management responded to questions from shareholders.

“We are pleased with the results of the 2010 Annual Meeting of Shareholders,” said Mr. Jinan Song, Chairman and CEO of China-Biotics, "Adoption of the equity incentive plan will benefit the Company and its shareholders by making it possible to attract and retain key talent. We appreciate our shareholders’ support and will continue to create and enhance value as we move ahead with our growth plans and business development strategies.”

About China-Biotics

China-Biotics, Inc. ("China-Biotics" or "the Company"), a leading manufacturer of biotechnology products and supplements, engages in the research, development, marketing and distribution of probiotics dietary supplements in China. Through its wholly owned subsidiaries, Shanghai Shining Biotechnology Co., Ltd. and Growing Bioengineering (Shanghai) Co. Ltd., the Company develops and produces a proprietary product portfolio. Currently, its retail products are sold over the counter, mainly through large distributors, to pharmacies and supermarkets in Beijing, Shanghai, and Jiangsu and Zhejiang provinces. The Company also sells bulk products to institutional customers such as dairy and animal feed producers as well as pharmaceutical companies. In February 2010, China-Biotics began its commercial production in China's largest probiotics production facility to meet the growing demand in China. For more information, please visit http://www.chn-biotics.com.

Contact:

Travis Cai
Chief Financial Officer
China-Biotics, Inc.
traviscai@chn-biotics.com
ir@chn-biotics.com

Shiwei Yin/Dixon Chen
Grayling
646-284-9474
shiwei.yin@grayling.com
dixon.chen@grayling.com